Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185946

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying base prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 9, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 28, 2013)

Inergy Midstream, L.P.

11,000,000 Common Units

Representing Limited Partner Interests

We are selling 11,000,000 common units representing limited partner interests in Inergy Midstream, L.P. Our common units trade on the New York Stock Exchange under the symbol “NRGM.” The last reported sale price of our common units on the New York Stock Exchange on September 6, 2013 was $23.32 per common unit.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying base prospectus.

	Per Common Unit	Total
Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to Inergy Midstream, L.P. (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 1,650,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 11,000,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                 , 2013.

Barclays	BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Citigroup	J.P. Morgan	RBC Capital Markets

Credit Suisse	Raymond James

Prospectus Supplement dated                     , 2013

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of common units. This prospectus supplement may add to, update or change information contained in the accompanying base prospectus. Generally, when we refer only to the “prospectus,” we are referring to both the prospectus supplement and the accompanying base prospectus combined. If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Incorporation of Documents by Reference” on page S-24 of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates of those documents or that any information that we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations or prospects may have changed since such dates.

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Prospectus Supplement

S-ii

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including information included or incorporated by reference in this prospectus supplement, contains forward-looking statements concerning our financial condition, results of operations, plans, objectives, future performance and business. These forward-looking statements include statements that are not historical in nature and statements preceded by, followed by or that contain forward-looking terminology, including the words “believe,” “expect,” “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “intend” or the negation thereof, or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our ability complete our growth projects;

•	our ability to generate stable cash flows;

•	our ability to complete the Crestwood Merger (as defined below) in calendar year 2013;

•

our expectation that we will enter into a new $1.0 billion revolving credit facility in conjunction with the Crestwood Merger and our anticipated use of borrowings under the new revolving credit facility to repay and retire our existing credit facility and the existing credit facilities of Crestwood Midstream Partners LP and Crestwood Marcellus Midstream LLC;

•	our ability to successfully implement our business plan for our assets and operations;

•	governmental legislation and regulations;

•	industry factors that influence the supply of, and demand for, natural gas and natural gas liquids (“NGLs”);

•	weather conditions;

•	industry factors that influence the demand for natural gas storage and transportation capacity in the Northeast;

•	industry factors that influence the demand for crude oil storage and transportation capacity in North Dakota;

•	costs or difficulties related to the integration of our existing businesses and acquisitions that may be greater than expected;

•	economic conditions;

•	the availability of natural gas and NGLs, and the price of natural gas and NGLs, to consumers compared to the price of alternative and competing fuels;

•	environmental claims;

•	interest rates; and

•	the price and availability of debt and equity financing.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement and the documents that we have incorporated by reference, including those described in the “Risk Factors” section of this prospectus supplement. We will not update these statements unless the securities laws require us to do so.

S-iii

SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information you should consider before investing in our common units. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated herein by reference and the other documents to which we refer for a more complete understanding of this offering of common units. Please read the sections entitled “Risk Factors” on page S-10 of this prospectus supplement and page 5 of the accompanying base prospectus for more information about important factors that you should consider before buying our common units in this offering. Unless we indicate otherwise, the information we present in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units. Throughout this prospectus supplement, when we use the terms “we,” “us,” “our,” “Inergy Midstream” or “Inergy Midstream, L.P.,” we are referring to Inergy Midstream, L.P. or to Inergy Midstream, L.P. and its subsidiaries collectively as the context requires.

Inergy Midstream, L.P.

Overview

Inergy Midstream, L.P. (NYSE: NRGM) is a predominantly fee-based, growth-oriented limited partnership that develops, acquires, owns and operates midstream energy assets. We have three reporting segments: storage and transportation operations, salt operations and crude operations. Our storage and transportation reporting segment includes four natural gas storage facilities that have an aggregate working gas storage capacity of approximately 41.0 Bcf; natural gas pipeline facilities with 905 MMcf/d of transportation capacity; and a 1.5 million barrel NGL storage facility. Our salt reporting segment includes the assets and operations of our wholly-owned subsidiary, US Salt, LLC (“US Salt”), a leading solution mining and salt production company. Our crude reporting segment includes a crude oil loading terminal, storage facility and interconnecting pipeline facilities (the “COLT Hub”) located in North Dakota.

Our non-economic general partner interest is held by our general partner, NRGM GP, LLC (“NRGM GP”), which is indirectly owned by Inergy, L.P. (NYSE: NRGY) (“NRGY”). On June 19, 2013, Crestwood Holdings LLC (“Crestwood Holdings”) indirectly purchased NRGY GP, LLC, the general partner of NRGY. Please read “—Recent Developments—Pending Crestwood Merger and Related Transactions.”

Our primary business objective is to increase the cash distributions that we pay to our unitholders by growing our business through the development, acquisition and operation of additional midstream assets near production and demand centers. An integral part of our growth strategy is the continued development of our platform of interconnected natural gas assets in the Northeast that can be operated as an integrated storage and transportation hub. For example, because we believe storage and transportation customers value operating flexibility, we expect to increase the interconnectivity between our natural gas assets and third-party pipelines, thereby resulting in increased demand for our services. We also expect our growth strategy to reflect our desire to diversify our operations, in terms of both our geographic footprint and the type of midstream services we provide to customers. Our recent acquisition of the COLT Hub and the pending Crestwood Merger (as defined below) are consistent with these objectives.

Our Assets

We own and operate the following storage facilities:

•	Stagecoach, a 26.25 Bcf multi-cycle depleted reservoir storage facility located approximately 150 miles northwest of New York City in Tioga County, New York and Bradford County, Pennsylvania;

•	Thomas Corners, a 7.0 Bcf multi-cycle, depleted reservoir storage facility in Steuben County, New York;

•	Steuben, a 6.2 Bcf single-turn, depleted reservoir storage facility in Schuyler County, New York;

•	Seneca Lake, a 1.45 Bcf multi-cycle bedded salt natural gas storage facility in Schuyler County, New York; and

•	Bath, a 1.5 million barrel NGL storage facility located near Bath, New York.

We own and operate natural gas transportation assets in the Northeast, including:

•

North-South Facilities, the compression and appurtenant facilities installed to expand transportation capacity on the Stagecoach north and south pipeline laterals, which provide 325 MMcf/d of firm interstate transportation service to shippers;

•

MARC I Pipeline, a 39-mile, 30-inch diameter interstate natural gas pipeline that connects the Stagecoach south lateral and Tennessee Gas Pipeline’s 300 Line in Bradford County, Pennsylvania, with Transcontinental Gas Pipe Line Company, LLC’s Leidy Line in Lycoming County, Pennsylvania, and capable of providing 550 MMcf/d of firm transportation services to shippers; and

•	East Pipeline, a 37.5 mile, 12-inch diameter natural gas intrastate pipeline located in New York.

We also own US Salt, a solution mined salt production company located on the shores of Seneca Lake near Watkins Glen in Schuyler County, New York. The solution mining process used by US Salt creates salt caverns that can be developed into usable natural gas and NGL storage facilities.

Crude Oil Distribution Hub

In December 2012, we acquired the COLT Hub, which is strategically located near the town of Epping in Williams County, North Dakota, in the heart of the Bakken and Three Forks shale oil-producing areas. The COLT Hub primarily consists of 720,000 barrels of crude oil storage, two 8,700-foot rail loops, an eight-bay truck unloading rack, and a 21-mile bi-directional crude oil pipeline that connects the hub to the Enbridge and Tesoro crude pipelines at Dry Fork (Beaver Lodge/Ramberg junction). The COLT Hub is also connected to the Banner, Meadowlark Midstream (formerly, Bear Tracker Energy) and Hiland Pipeline crude gathering systems.

Recent Developments

Pending Crestwood Merger and Related Transactions

On May 5, 2013, we, NRGY and certain of our affiliates entered into a series of definitive agreements with Crestwood Holdings and certain of its affiliates whereby, among other things, (i) NRGY agreed to distribute to its common unitholders all of the Inergy Midstream common units owned by NRGY; (ii) Crestwood Holdings agreed to purchase the general partner of NRGY, which would effectively result in Crestwood Holdings’ acquisition of control of our general partner; (iii) Crestwood Holdings agreed to contribute to NRGY ownership of Crestwood’s general partner and incentive distribution rights; and (iv) Crestwood Midstream Partners LP (“Crestwood”) agreed to merge with Intrepid Merger Sub, LLC, our wholly-owned subsidiary, in a merger in which Crestwood unitholders would receive 1.07 Inergy Midstream common units for each Crestwood common unit they own (the “Crestwood Merger”). As part of the Crestwood Merger, Crestwood’s non-affiliated public unitholders would also receive a one-time $35 million cash payment at the closing of the Crestwood Merger, $25 million of which would be payable by us and $10 million of which would be payable by Crestwood Holdings.

On June 18, 2013, NRGY distributed to its unitholders approximately 56.4 million of our common units, representing all of our common units then held by NRGY (the “Spin Off”). On June 19, 2013, Crestwood

Holdings acquired ownership of NRGY’s general partner and contributed to NRGY ownership of Crestwood’s general partner and incentive distribution rights. As a result of these transactions, Crestwood Holdings owns the general partner of NRGY and, through NRGY’s ownership of our general partner, controls us.

The completion of the Crestwood Merger is subject to satisfaction or waiver of customary closing conditions, including, among others, approval of the Agreement and Plan of Merger dated May 5, 2013 (the “Merger Agreement”) by Crestwood’s unitholders at a special meeting of unitholders to be held on October 4, 2013. The Merger Agreement contains customary representations and warranties and also contains customary covenants and agreements, including covenants and agreements relating to the conduct of each of our and Crestwood’s respective businesses between the date of the signing of the Merger Agreement and the closing date of the Crestwood Merger. The Merger Agreement contains certain termination rights for both us and Crestwood. For more information, please see our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2013, which is incorporated herein by reference.

Crestwood is a publicly-traded Delaware limited partnership that was formed on January 30, 2007. Crestwood’s general partner interest is held by its general partner, CMLP GP, LLC, which is indirectly controlled by Crestwood Holdings. First Reserve Management, L.P. (“First Reserve”) owns a significant equity interest in Crestwood Holdings.

Crestwood owns and operates predominantly fee-based gathering, processing, treating and compression assets servicing producers in the Marcellus Shale in northern West Virginia, the Barnett Shale in north Texas, the Fayetteville Shale in northwestern Arkansas, the Granite Wash in the Texas Panhandle, the Avalon Shale/Bone Spring in southeastern New Mexico and the Haynesville/Bossier Shale in western Louisiana. As of December 31, 2012, Crestwood managed approximately 849 miles of natural gas gathering pipelines, and NGLs, gas lift, residue and production lines that range in size from four to twenty inches in diameter. For more information, please see Item 1 “Business” in Crestwood’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013 and which is incorporated herein by reference (except for Item 6, Item 7, Item 7A and Item 8) and Crestwood’s subsequent Quarterly Reports on Form 10-Q which are incorporated herein by reference.

We cannot assure you that the pending Crestwood Merger will be completed on the terms or time frame anticipated, or at all. The closing of this offering is not conditioned on, nor is it a condition to, the completion of the Crestwood Merger.

Anticipated New Credit Facility

Contemporaneously with the closing of the Crestwood Merger, we expect to enter into a new five-year senior secured credit facility under which at least $1.0 billion of cash borrowing capacity will be made available to us and our subsidiaries by a syndicate of financial institutions. We intend to borrow funds under the new revolving credit facility (i) to repay in full and retire our existing $600 million credit facility, Crestwood’s existing $550 million revolving credit facility, and Crestwood Marcellus Midstream LLC’s (“CMM”) existing $200 million revolving credit facility; (ii) to pay fees and expenses relating to the Crestwood business combination; and (iii) from time to time thereafter, for general partnership purposes, including acquisitions. Subject to limited exceptions, we expect the new revolving credit facility to be secured by substantially all of the equity interests and assets of our subsidiaries, and to be jointly and severally guaranteed by substantially all of our subsidiaries. Our entry into the new revolving credit facility and anticipated borrowings under such new revolving credit facility are contingent on the satisfaction of certain terms and conditions, including completion of the Crestwood Merger. We cannot assure you that we will enter into the new revolving credit facility on the terms or time frame anticipated, or at all.

Our Business Strategy and Competitive Strengths

Business Strategy

Our primary business objective is to increase the cash distributions that we pay to our unitholders by growing our business through the development, acquisition and operation of additional midstream assets near production and demand centers by:

Enhancing existing assets and achieving additional operating efficiencies. We intend to enhance the profitability of our existing assets by undertaking additional initiatives to increase utilization, improve operating efficiencies and provide additional midstream services desired by our customers.

Developing organic growth opportunities. We continually evaluate organic growth opportunities in existing and new markets that could allow us to increase storage and transportation capacity, and connectivity in our businesses, and to develop additional critical energy infrastructure desired by our customers to create value and increase cash flow available for distribution to our unitholders.

Opportunistically pursuing acquisitions. We continue to expand our storage and transportation business by pursuing acquisitions, including acquisitions from NRGY and affiliates that add value and fit our fee-based business model. We plan to evaluate and, if appropriate, selectively pursue acquisitions (i) in our existing markets that provide opportunities for operational efficiencies or higher capacity utilization of existing assets and (ii) of complementary fee-based operations that grow our geographic footprint and expand the types of services we can provide to our customers. We continue to pursue opportunities to diversify our operations, in terms of both our geographic footprint and the type of midstream services we provide to customers. Our recent acquisition of the COLT Hub and the pending Crestwood Merger are consistent with these objectives.

Maintaining stable cash flows supported by long-term, fee-based contracts. We will seek to minimize our direct commodity price exposure and maintain stable cash flows by generating a substantial portion of our revenues pursuant to multi-year, firm storage and transportation contracts with strong, creditworthy customers.

Maintaining a conservative and flexible capital structure and target investment grade credit metrics in order to lower our overall cost of capital. We intend to maintain a balanced capital structure and target investment grade credit metrics which, when combined with our stable fee-based cash flows, will afford us efficient access to the capital markets at a competitive cost of capital that we expect will serve to enhance returns.

Competitive Strengths

We believe we are well positioned to pursue our business strategies by capitalizing on our competitive strengths as follows:

Our assets are located in attractive shale plays and demand markets. Our assets are located in shale plays that are marked by favorable characteristics such as proven production, substantial oil and gas in place, improving development and operating costs and existing intrastate and interstate infrastructure. Our recent acquisition of the COLT Hub strategically positioned us in the heart of the Bakken Shale and the pending Crestwood Merger will position us in the premier shale plays in North America, including the Marcellus Shale, Permian Basin, Powder River Basin and Barnett Shale. Our assets are also located in close proximity to significant demand markets, including New York City and the surrounding Northeast demand markets. We believe that our established positions in key supply and demand areas give us an opportunity to expand our system footprint and increase throughput volumes, ultimately increasing cash flows.

Stable, fee-based cash flows with long-term contracts and high quality customer base. Our operations consist predominantly of fee-based services that generate stable cash flows that largely eliminate our exposure to direct commodity price risk and provide us with long-term cash flow stability. As of June 30, 2013, approximately 93% of our storage and transportation revenue was obtained from fixed reservation fees under long-term agreements with strong, creditworthy customers, such as large East Coast utilities and major natural gas marketing firms.

Inventory of growth projects. We have identified and are pursuing a number of growth projects around our existing assets that are designed to enhance our profitability and increase our operating scale. We anticipate that these projects will allow us to better serve our customers’ storage and transportation needs, increase margins and enhance our ability to obtain contracts for the use of our assets.

Experienced management team. Our management team has significant expertise owning, developing and operating storage and transportation assets, as well as significant relationships with participants across the natural gas supply chain, and has a proven track record of successfully developing midstream assets in a reliable and cost-effective manner.

Strong sponsor support. First Reserve owns a significant equity interest in Crestwood Holdings, and as a result, has significant control over our operations through its control of NRGY. First Reserve has shown a strong commitment to the success of Crestwood to date and we believe that they will continue to support our ongoing development. We believe that First Reserve is one of the most respected and seasoned private equity investors focusing on the energy sector.

Principal Executive Offices

Our principal executive offices are located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, and our telephone number is (816) 842-8181. Our website address is www.inergylp.com. We intend to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into or otherwise a part of this prospectus supplement or the accompanying prospectus.

Organizational Structure

The diagram below depicts our organizational structure and ownership as of September 6, 2013 after giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional common units).

(1)	Includes Inergy Midstream common units distributed to NRGY unitholders in the Spin Off (as defined above).
(2)	Includes Inergy Midstream common units held by Inergy Midstream executive officers and directors.

The diagram below depicts the simplified organizational structure of us and Crestwood following the completion of the Crestwood Merger and giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional common units).

Crestwood Holdings LLC
2,497,071 NRGM Common Units
100%
99.0% Limited Partner Interest
100% General Partner Interest
Crestwood Gas Services Holdings LLC
35,103,113 NRGY Common Units
4,387,889 NRGY Subordinated Units
25,347,431 NRGM Common Units
1.0% Limited Partner Interest
Inergy Holdings, L.P.
100% Ownership Interest
23.1% Limited Partner Interest
Inergy GP, LLC
Non-Economic General Partner Interest
Inergy, L.P.
(NYSE: NRGY)
Incentive Distribution Rights
76.9% Limited Partner Interest
Public Unitholders
100% Membership Interest
1.5% Limited Partner Interest
15.7% Limited Partner Interest
MGP GP, LLC
100% Limited Partner Interest
Non-Economic General Partner Interest
Inergy Midstream Holdings, L.P.
100% Membership Interest
NGRM GP, LLC(3)
Incentive Distribution Rights
Public Unitholders (1)(2)
96,919,190 Common Units
60% Limited Partner Interest
Former CMLP Public Unitholder
36,748,307 Common Units
Non-Economic General Partner Interest
22.8% Limited Partner Interest
Inergy Midstream, L.P.
(NYSE: NRGM)
100% Ownership Interest
Operating Subsidiaries

(1)	Includes Inergy Midstream common units distributed to NRGY unitholders in the Spin Off (as defined above).
(2)	Includes Inergy Midstream common units held by Inergy Midstream executive officers and directors.
(3)	Includes interests held in Crestwood’s general partner.

The Offering

Common units offered by Inergy Midstream, L.P.	11,000,000 common units; 12,650,000 common units if the underwriters exercise in full their option to purchase an additional 1,650,000 common units. One of our executive officers, William C. Gautreaux, intends to purchase approximately 20,000 common units at the public offering price. Mr. Gautreaux is not obligated to purchase these common units.

Common units outstanding after this offering	96,919,190 common units; 98,569,190 common units if the underwriters exercise in full their option to purchase an additional 1,650,000 common units.

Use of proceeds	We intend to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay approximately $ million of borrowings under our revolving credit facility, with the remaining net proceeds from this offering to be used for ongoing expansion projects in our midstream business and for general partnership purposes. Please read “Use of Proceeds.”

Affiliates of certain of the underwriters participating in this offering are lenders under our revolving credit facility and will receive a substantial portion of the net proceeds from this offering through the repayment of indebtedness under our revolving credit facility. Please read “Underwriting.”

Cash distributions	Our partnership agreement requires us to distribute 100% of our available cash each quarter to the holders of our common units, until each common unit has received the initial quarterly distribution of $0.37.

On August 14, 2013, we paid a quarterly cash distribution for the fiscal quarter ended June 30, 2013 of $0.40 per common unit, or $1.60 per common unit on an annualized basis, to unitholders of record as of August 7, 2013. Our board of directors has not yet declared a distribution for the fourth fiscal quarter of 2013.

Our general partner will not receive cash distributions on its non-economic general partner interest. Common units will not accrue arrearages. Therefore, to the extent we do not pay the initial quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future.

If cash distributions to our common unitholders exceed our initial quarterly distribution of $0.37 per common unit in any quarter, NRGY will receive 50% of the cash we distribute in excess of that amount in respect of its incentive distribution rights.

We refer to the additional distributions to NRGY of 50% of the cash we distribute in excess of $0.37 as “incentive distributions.” Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Incentive Distribution Rights” in the accompanying base prospectus.

Voting rights	Our general partner manages and operates us. Unlike the holders of common stock in a corporation, our common unitholders have only limited voting rights on matters affecting our business. Our common unitholders have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common units, including any common units owned by our general partner and its affiliates, voting together as a single class. Please read “Our Partnership Agreement—Limited Voting Rights” in the accompanying base prospectus.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for the distribution for the fourth calendar quarter of 2016, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. Please read “Material Tax Consequences” in this prospectus supplement for the basis of this estimate.

Exchange listing	Our common units trade on the New York Stock Exchange under the symbol “NRGM.”

RISK FACTORS

An investment in our common units involves risk. You should carefully read and consider each of the following risk factors, together with the risk factors included under the caption “Risk Factors” beginning on page 5 of the accompanying base prospectus, as well as the risk factors in our and Crestwood’s respective Annual Reports on Form 10-K for the years ended September 30, 2012 and December 31, 2012, respectively, in each case as updated by subsequent Quarterly Reports on Form 10-Q, together with all of the other information included in, or incorporated by reference into this prospectus supplement and the accompanying base prospectus, before investing in our common units.

Risk Factors Relating to the Merger

The Crestwood Merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Crestwood Merger, or significant delays in completing the Crestwood Merger, could negatively affect the trading prices of Inergy Midstream common units and the future business and financial results of Inergy Midstream and Crestwood.

The closing of this offering is not conditioned on, and is expected to be consummated before, the completion of the Crestwood Merger. The completion of the Crestwood Merger is subject to a number of conditions, including the approval of the Merger Agreement by the Crestwood unitholders, which make the completion and timing of the consummation of the Crestwood Merger uncertain. Also, either Crestwood or Inergy Midstream may terminate the Merger Agreement if the Crestwood Merger has not been completed by November 5, 2013, except that this right to terminate the Merger Agreement will not be available to any party whose failure to perform any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Crestwood Merger to be consummated by such date.

If the Crestwood Merger is not completed, or if there are significant delays in completing the Crestwood Merger, the trading prices of Inergy Midstream common units and the respective future business and financial results of Inergy Midstream and Crestwood could be negatively affected, and each of them will be subject to several risks, including the following:

•

negative reactions from the financial markets, including declines in the price of Inergy Midstream common units or Crestwood common units due to the fact that current prices may reflect a market assumption that the Crestwood Merger will be completed;

•	having to pay certain significant costs relating to the Crestwood Merger; and

•

the attention of management of Inergy Midstream and Crestwood will have been diverted to the Crestwood Merger rather than each company’s own operations and pursuit of other opportunities that could have been beneficial to that company.

Inergy Midstream and Crestwood are subject to business uncertainties and contractual restrictions while the proposed Crestwood Merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the Crestwood Merger, it is possible that some customers and other persons with whom Crestwood or Inergy Midstream have business relationships may delay or defer certain business decisions as a result of the Crestwood Merger, which could negatively affect Crestwood’s and Inergy Midstream’s respective revenues, earnings and cash flow, as well as the market price of Crestwood’s and Inergy Midstream’s common units, regardless of whether the Crestwood Merger is completed.

Under the terms of the Merger Agreement, each of Crestwood and Inergy Midstream is subject to certain restrictions on the conduct of its business prior to completing the Crestwood Merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the Crestwood Merger.

Failure to successfully combine the businesses of Crestwood and Inergy Midstream in the expected time frame may adversely affect the future results of the combined organization, and, consequently, the value of the Inergy Midstream common units.

The success of the Crestwood Merger will depend, in part, on the ability of Inergy Midstream to realize the anticipated benefits and synergies from combining the businesses of Inergy Midstream and Crestwood. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the Crestwood Merger may not be realized fully or at all.

Additional unanticipated costs may be incurred in the integration of the businesses of Inergy Midstream and Crestwood. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. These integration difficulties could result in declines in the market value of Inergy Midstream’s common units.

Inergy Midstream and Crestwood will incur substantial transaction-related costs in connection with the Crestwood Merger.

Inergy Midstream and Crestwood expect to incur a number of non-recurring transaction-related costs associated with completing the Crestwood Merger, combining the operations of the two companies and attempting to achieve desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs.

Crestwood and Inergy Midstream may have difficulty attracting, motivating and retaining executives and other employees in light of the Crestwood Merger.

Uncertainty about the effect of the Crestwood Merger on Crestwood and Inergy Midstream employees may have an adverse effect on the combined organization. This uncertainty may impair Crestwood’s and Inergy Midstream’s ability to attract, retain and motivate personnel until the Crestwood Merger is completed. Employee retention may be particularly challenging during the pendency of the Crestwood Merger, as employees may feel uncertain about their future roles with the combined organization. If employees of Crestwood or Inergy Midstream depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined organization, the combined organization’s ability to realize the anticipated benefits of the Crestwood Merger could be reduced.

The number of outstanding Inergy Midstream common units will increase as a result of the Crestwood Merger, which could make it more difficult to pay the current level of quarterly distributions.

As of September 3, 2013, there were approximately 85.9 million Inergy Midstream common units outstanding. Inergy Midstream will issue approximately 64.7 million Inergy Midstream common units in connection with the merger. Accordingly, the dollar amount required to pay the current per unit quarterly distributions will increase, which will increase the likelihood that Inergy Midstream will not have sufficient funds to pay the current level of quarterly distributions to all Inergy Midstream unitholders. Using the amount of $0.40 per Inergy Midstream common unit paid with respect to the third fiscal quarter of 2013, the aggregate cash distribution paid to Inergy Midstream unitholders totaled approximately $36.9 million, including a distribution of $2.6 million to NRGY in respect of its ownership of Inergy Midstream incentive distribution rights. The combined pro forma Inergy Midstream distribution with respect to the third fiscal quarter of 2013, had the merger been completed prior to such distribution, would have resulted in $0.40 per unit being distributed on approximately 150.7 million Inergy Midstream common units, or a total of approximately $64.8 million including incentive distribution rights. As a result, Inergy Midstream would be required to distribute an additional $27.8 million per quarter in order to maintain the distribution level of $0.40 per Inergy Midstream common unit paid with respect to the third fiscal quarter of 2013.

Litigation filed against Crestwood and the Crestwood Board of Directors could prevent or delay the consummation of the merger or result in the payment of damages following completion of the Crestwood Merger.

In connection with the Crestwood Merger, purported unitholders of Crestwood have filed putative unitholder class action lawsuits against Crestwood and the Crestwood Board of Directors, among others. Among other remedies, the plaintiffs seek to enjoin the transactions contemplated by the Merger Agreement. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, these lawsuits could prevent or delay completion of the Crestwood Merger and result in substantial costs to Crestwood, including any costs associated with indemnification. Additional lawsuits may be filed against Crestwood or its officers or directors in connection with the Crestwood Merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Crestwood Merger is consummated may adversely affect the combined partnership’s business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $         million from the sale of 11,000,000 common units offered by this prospectus supplement, after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their option to purchase an additional 1,650,000 common units in full, we expect to receive additional net proceeds of approximately $         million. Our general partner maintains a non-economic general partner interest in us and will not be making a capital contribution to us.

We intend to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay approximately $             million of borrowings under our revolving credit facility, with the remaining net proceeds from this offering to be used for ongoing expansion projects in our midstream business and for general partnership purposes.

Affiliates of certain of the underwriters participating in this offering are lenders under our revolving credit facility and will receive a substantial portion of the net proceeds from this offering through the repayment of indebtedness under our revolving credit facility. Please read “Underwriting.”

As of September 6, 2013, we had total borrowings of approximately $275.1 million outstanding under our revolving credit facility, excluding approximately $2.0 million of outstanding standby letters of credit. The outstanding indebtedness under our revolving credit facility were primarily incurred to finance our acquisitions, working capital and capital expenditures made in connection with our internal growth projects. Borrowings under our revolving credit facility bear interest at our option at either (i) the alternate base rate, which is defined as the highest of (x) the federal funds rate plus 0.50%; (y) JPMorgan Chase Bank, N.A.’s prime rate; or (z) the adjusted LIBO rate plus 1%; plus a margin varying from 0.75% to 1.75% depending on our most recent total leverage ratio; or (ii) the adjusted LIBO rate, which is defined as the LIBO rate plus a margin varying from 1.75% to 2.75% depending on our most recent total leverage ratio. The unused portion of the borrowing base is subject to a commitment fee that ranges from 0.30% to 0.50% per annum according to our most recent total leverage ratio. Our revolving credit facility matures in December 2016. We may reborrow any amounts paid down under our revolving facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2013:

•	on a consolidated historical basis;

•	as adjusted to reflect the sale of common units in this offering and the application of the net proceeds therefrom as described in “Use of Proceeds”; and

•

as further adjusted to give effect to (i) the consummation of the pending Crestwood Merger, (ii) our anticipated entry into a new $1.0 billion revolving credit facility in conjunction with the Crestwood Merger and (iii) our anticipated use of borrowings under the new revolving credit facility to repay and retire our existing revolving credit facility and the existing credit facilities of Crestwood and CMM.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical and pro forma financial statements, including the accompanying notes, which are incorporated by reference into this prospectus supplement.

	As of June 30, 2013
	Historical		As Adjusted		As Further Adjusted
	($ in millions)
Cash and Cash Equivalents	$1.2		$		$

Debt:
Existing revolving credit facility	$237.0	(1)	$		$
New revolving credit facility	—			—
6.0% senior unsecured notes due 2020	500.0			500.0		500.0

Total debt (including current portion)	737.0
Partners’ Capital	$705.3		$		$
Total capitalization	$1,442.3		$		$

(1)	As of September 6, 2013, our borrowings outstanding under our revolving credit facility aggregated approximately $275.1 million, excluding approximately $2.0 million of outstanding standby letters of credit.

This table does not reflect the issuance of up to 1,650,000 common units that may be sold to the underwriters upon exercise of their option to purchase additional common units, the proceeds of which will be used in the manner described under “Use of Proceeds.”

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of September 6, 2013, we had 85,919,190 common units outstanding, held by approximately 158 holders of record. Our common units are listed and traded on the New York Stock Exchange under the symbol “NRGM.”

The following table sets forth, for the periods indicated, the high and low sales prices per common unit, as reported by the New York Stock Exchange. Distributions are shown in the quarter for which they were paid. The last reported sales price of our common units on the New York Stock Exchange on September 6, 2013 was $23.32 per common unit.

Quarters Ended	High	Low	Cash Distribution Per Unit
September 30, 2013 (through September 6, 2013)	$25.60	$22.03	$	N/A	(1)
June 30, 2013	26.01	21.03		0.400
March 31, 2013	24.79	22.27		0.395
December 31, 2012	24.66	21.15		0.390
Fiscal 2012:
September 30, 2012	$23.60	$21.05		$0.385
June 30, 2012	21.75	19.07		0.380
March 31, 2012	22.15	18.69		0.370
December 31, 2011(2)	18.95	17.65		0.040

(1)	We expect to declare and pay a cash distribution for the fourth fiscal quarter of 2013 within 45 days following the end of that quarter.
(2)	Includes the period beginning December 21, 2011 (the closing date of our initial public offering) through December 31, 2011. Accordingly, the $0.04 cash distribution per unit corresponds to a pro-rated quarterly distribution of $0.37 per unit.

MATERIAL TAX CONSEQUENCES

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read “Material Tax Considerations” beginning on page 36 in the accompanying base prospectus. Please also read the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2012 as updated by subsequent Quarterly Reports on Form 10-Q, each of which are incorporated herein by reference, for a discussion of the tax risks related to purchasing and owning our common units. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

Ratio of Taxable Income to Distributions

We estimate that if you purchase common units in this offering and own them through the record date for the distribution for the fourth calendar quarter of 2016, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. These estimates are based upon the assumption that our available cash for distribution will be sufficient for us to make quarterly distributions of $0.40 per unit to the holders of our common units, and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions.

These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and certain tax reporting positions that we have adopted with which the Internal Revenue Service could disagree. Accordingly, we cannot assure you that the estimates will be correct. The actual ratio of taxable income to distributions could be higher or lower, and any differences could be material and could materially affect the value of the common units. For example, the ratio of taxable income to distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to maintain the current distribution amount on all units, yet we only distribute the current distribution amount on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Tax-Exempt Organizations and Other Investors

Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Please read “Material Tax Considerations—Tax-Exempt Organizations and Other Investors” in the accompanying base prospectus.

UNDERWRITING

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Credit Suisse Securities (USA) LLC Raymond James & Associates, Inc.

Total	11,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per share
Total

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $         per share. One of our executive officers, William C. Gautreaux, intends to purchase approximately 20,000 common units at the public offering price. Mr. Gautreaux is not obligated to purchase these common units. The underwriters will not receive any underwriting discounts or commissions on any common units sold to Mr. Gautreaux. After the offering, the representatives may change the offering price and other selling terms. Sales of common units made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us are estimated to be $250,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Common Units

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,650,000 common units at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, subject to certain exceptions, without the prior written consent of Barclays Capital Inc., we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 45 days after the date of this prospectus supplement.

The restrictions contained in the preceding paragraph will not apply to (1) the issuance by us of common units pursuant to the Merger Agreement, (2) the issuance by us of equity awards pursuant to employee benefit plans, provided that either (i) such equity awards are not transferrable and the securities underlying such awards do not vest during the 45-day period, or (ii) the recipient thereof enters into a lock-up agreement with respect to the remaining 45-day restricted period (as such period may be extended pursuant to such agreement), (3) the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the transfer of common units, provided that such plan does not provide for the transfer of common units during the 45-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan will be required of or voluntarily made by or on behalf of a party to a lock-up agreement or any of us, our general partner or NRGY, or (4) the issuance by us of common units directly to a seller of a business as part of the purchase price or a private placement, in each case in connection with acquisitions and capital improvements that our general partner determines will increase cash flow from operations on a per unit basis after giving effect to such issuance, provided that any recipient of such common units thereof enters into a lock-up agreement with respect to the remaining term of the restricted period (as such period may be extended pursuant to such agreement).

Barclays Capital Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying base prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase common units offered in this prospectus supplement and the accompanying base prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying base prospectus.

Relationships/FINRA Rules

Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us and our affiliates in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. Affiliates of certain of the underwriters participating in this offering are lenders under our revolving credit facility and will receive a substantial portion of the net proceeds from this offering through the repayment of indebtedness under our revolving credit facility.

Because FINRA views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

European Economic Area

This prospectus has been prepared on the basis that the transactions contemplated by this prospectus in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) (other than Germany) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the securities which are the subject of the transactions contemplated by this prospectus, may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities or any invitation relating thereto in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State, other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer to the public of the securities subject to this supplement has been or will be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investors”);

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining our prior consent for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer or invitation shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors (“Regulated Qualified Investors”), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended (“CISA”). Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority (“FINMA”) and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus and/or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Asset Investment Act (Vermôgensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 2 no. 4 of the German Asset Investment Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Hong Kong

Our common units may not be offered or sold in Hong Kong by means of this prospectus or any other document other than to (a) professional investors as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made under the SFO or (b) in other circumstances which do not result in this prospectus being deemed to be a “prospectus,” as defined in the Companies Ordinance of Hong Kong (Cap. 32, Laws of Hong Kong) (“CO”), or which do not constitute an offer to the public within the meaning of the CO or the SFO; and no person has issued or had in possession for the purposes of issue, or will issue or has in possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common units which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common units which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors as defined in the SFO.

LEGAL MATTERS

The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

Inergy Midstream

The consolidated financial statements of Inergy Midstream, L.P. appearing in Inergy Midstream L.P.’s Annual Report on Form 10-K for the year ended September 30, 2012 (including the schedule appearing therein) have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rangeland Energy, LLC as of December 31, 2011 and 2010 and for the period from October 19, 2009 to December 31, 2011 and from October 19, 2009 to December 31, 2010 appearing in Inergy Midstream, L.P.’s Current Report on Form 8-K filed with the SEC on November 26, 2012 have been audited by Weaver and Tidwell, L.L.P., independent auditors, as set forth in their report thereon and included therein. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Crestwood

The consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 incorporated in this prospectus by reference from the Current Report on Form 8-K of Crestwood Midstream Partners LP filed on May 10, 2013, and the effectiveness of Crestwood Midstream Partners LP and subsidiaries internal control over financial reporting as of December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which the report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the retroactive effect of the common control acquisition of Crestwood Marcellus Midstream LLC), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Crestwood Marcellus Midstream LLC incorporated in this prospectus by reference from the Crestwood Midstream Partners LP Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the principal offices of the SEC located at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Materials also may be obtained from the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

We also make available free of charge on our website at http://www.inergylp.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website, other than the documents listed under “Incorporation of Documents by Reference,” is not incorporated by reference into this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained expressly in this prospectus supplement, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus supplement is current as of any date other than the date on the front page of this prospectus supplement.

We incorporate by reference the documents listed below and any documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit) from the date of this prospectus supplement until we have sold all of the common units to which this prospectus supplement relates or the offering is otherwise terminated:

Inergy Midstream’s Filings

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2012;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2012 , the quarterly period ended March 31, 2013 and the quarterly period ended June 30, 2013;

•

our Current Reports on Form 8-K or Form 8-K/A filed on November 5, 2012, November 20, 2012, November 26, 2012, November 30, 2012, December 13, 2012, May 6, 2013, May 9, 2013, May 29, 2013, June 7, 2013 (as amended by our Current Report on Form 8-K/A filed on August 28, 2013), June 19, 2013, August 1, 2013, August 26, 2013, August 28, 2013 and September 9, 2013; and

•

the description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35377) filed with the SEC on December 12, 2011 and any subsequent amendments or reports filed for the purpose of updating such description.

You may request a copy of any Inergy Midstream document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or telephone number:

Inergy Midstream, L.P.

Attention: Investor Relations

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(816)842-8181

Crestwood’s Filings

•	Annual Report on Form 10-K (except for Item 6, Item 7, Item 7A and Item 8) for the fiscal year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2013 and the quarterly period ended June 30, 2013; and

•	Current Report on Form 8-K filed on May 10, 2013.

You may request a copy of any Crestwood document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning Crestwood at the following address or telephone number:

Crestwood Midstream Partners LP

Attention: Investor Relations

700 Louisiana Street, Suite 2060

Houston, Texas 77002

(832)519-2200

You should rely only on the information contained in or incorporated by reference in this prospectus supplement. If information in incorporated documents conflicts with information in this prospectus supplement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

PROSPECTUS

Inergy Midstream, L.P.

NRGM Finance Corp.

Common Units

Partnership Securities

Debt Securities

We may offer, from time to time, in one or more series, the following securities under this prospectus:

•	common units representing limited partner interests in Inergy Midstream, L.P.;

•	partnership securities; and

•	debt securities, which may be senior debt securities or subordinated debt securities.

NRGM Finance Corp. may act as co-issuer of the debt securities. If a series of debt securities is guaranteed, such series will be guaranteed by substantially all of the domestic subsidiaries of Inergy Midstream, L.P. We will provide information in the prospectus supplement for the trading market, if any, for any partnership securities and debt securities we may offer.

Inergy, L.P., which indirectly controls NRGM GP, LLC, our general partner, owns 56,398,707 common units representing limited partner interests in us, which may be offered and sold from time to time, in one or more offerings. All of these 56,398,707 common units have been previously issued and are currently outstanding. Inergy, L.P., as an affiliate of ours, is deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and, as a result will be deemed to be offering those securities on our behalf as a primary offering. For a more detailed discussion of Inergy, L.P., please read “Inergy, L.P.”

The selling unitholders named in this prospectus or in any supplement to this prospectus may from time to time, in one or more offerings, offer and sell up to 10,714,283 common units representing limited partner interests in us. The common units held by the selling unitholders were obtained in connection with a private placement of our common units. We will not receive any proceeds from the sale of common units owned by Inergy, L.P. or the selling unitholders. For a more detailed discussion of the selling unitholders, please read “Selling Unitholders.”

We or the selling unitholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 5 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Our common units trade on the New York Stock Exchange under the symbol “NRGM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2013.

i

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “SEC” or “Commission. In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

ii

GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we and NRGM Finance Corp. have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell up to $1,000,000,000 of the securities described in this prospectus in one or more offerings. In addition, up to 56,398,707 common units, which are owned by NRGY, may be sold from time to time, in one or more offerings. Finally, the selling unitholders may over time, in one or more offerings, offer and sell up to 10,714,283 of our common units.

Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Because NRGY is deemed, and each of the selling unitholders may be deemed, to be an “underwriter” under the Securities Act, each time NRGY or the selling unitholders sell any common units offered by this prospectus, they are required to provide you with this prospectus and the related prospectus supplement containing specific information about NRGY or such selling unitholder and the terms of the common units being offered in the manner required by the Securities Act.

The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any accompanying prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our common units, partnership securities or debt securities. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The following information should help you understand some of the conventions used in this prospectus.

•

Throughout this prospectus, when we use the terms “we,” “us,” “our partnership” or “Inergy Midstream, L.P.,” we are referring either to Inergy Midstream, L.P., the registrant itself, or to Inergy Midstream, L.P. and its operating subsidiaries collectively, as the context requires.

•

NRGM GP, LLC, our general partner (“NRMG GP” or “our general partner”), is responsible for the management of our partnership, and its operations are governed by a board of directors. Our general partner does not have rights to allocations or distributions from our partnership and does not receive a management fee, but it is reimbursed for expenses incurred on our behalf.

•

Unless the context indicates otherwise all references to “Inergy, L.P. or “NRGY” refer to Inergy, L.P. (the parent company of NRGM GP, LLC) and its subsidiaries and affiliates other than Inergy Midstream, L.P. and NRGM GP, LLC and their respective subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

Our common units are listed and traded on the New York Stock Exchange. Our reports and other information filed with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at www.inergylp.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website, other than the documents listed below, is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and any documents subsequently filed with the SEC by Inergy Midstream, L.P. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit) until all offerings under this shelf registration statement are completed, including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed on November 21, 2012;

•	our Current Reports on Form 8-K filed on November 5, 2012, November 20, 2012, November 26, 2012, November 30, 2012, December 13, 2012 and February 5, 2013; and

•

the description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35377) filed with the SEC on December 12, 2011 and any subsequent amendments or reports filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or telephone number:

Inergy Midstream, L.P.

Attention: Investor Relations

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(816) 842-8181

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our financial condition, results of operations, plans, objectives, future performance and business. These forward-looking statements include statements that are not historical in nature and statements preceded by, followed by or that contain forward-looking terminology, including the words “believe,” “expect,” “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “intend” or the negation thereof, or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our ability to successfully implement our business plan for our assets and operations;

•	governmental legislation and regulations;

•	industry factors that influence the supply of, and demand for, natural gas and natural gas liquids (“NGLs”);

•	weather conditions;

•	industry factors that influence the demand for natural gas storage and transportation capacity in the Northeast;

•	industry factors that influence the demand for crude oil storage and transportation capacity in North Dakota;

•	costs or difficulties related to the integration of our existing businesses and acquisitions that may be greater than expected;

•	economic conditions;

•	the availability of natural gas and NGLs, and the price of natural gas and NGLs, to consumers compared to the price of alternative and competing fuels;

•	environmental claims;

•	interest rates; and

•	the price and availability of debt and equity financing.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we have incorporated by reference, including those described in the “Risk Factors” section of this prospectus. We will not update these statements unless the securities laws require us to do so.

INERGY MIDSTREAM, L.P.

Inergy Midstream, L.P. is a publicly-traded Delaware limited partnership formed on November 14, 2011 by Inergy, L.P. Our non-economic general partner interest is held by our general partner, NRGM GP, LLC, which is indirectly owned by NRGY. NRGY also indirectly owns all of our incentive distribution rights and directly owns approximately 65.7% of our common units as of December 31, 2012. All of our common units held by NRGY have been registered for sale pursuant to the registration statement on Form S-3 of which this prospectus forms a part.

We are a predominantly fee-based, growth-oriented partnership that develops, acquires, owns and operates midstream energy assets.

We conduct business through our subsidiaries, which own and operate natural gas and NGL storage and transportation facilities and a salt production business located in the Northeast region of the United States and a crude oil rail and pipeline terminal in North Dakota. We have two reporting segments: (i) storage and transportation and (ii) salt.

Our primary business objective is to increase the cash distributions that we pay to our unitholders by growing our business through the development, acquisition and operation of additional midstream assets situated near major shale production and end user demand centers. An integral part of our growth strategy entails the continued development of our platform of interconnected natural gas assets in the Northeast that can be operated as an integrated storage and transportation hub. We expect our growth strategy to reflect our desire to diversify our operations, in terms of both our geographic footprint and the type of midstream services we provide to customers.

Our principal executive office is located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. Our telephone number is (816) 842-8181. Our common units trade on the New York Stock Exchange under the symbol “NRGM.”

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Additionally, limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those described under “Item 1A. Risk Factors” of our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating an investment in our securities. Our business could also be affected by additional risks not currently known to us or that we currently deem to be immaterial. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

We will not receive any of the proceeds from the sale of the common units by the selling unitholders or the sale of common units owned by Inergy, L.P.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest on all indebtedness and the amortization of deferred financing costs and interest associated with operating leases.

	Fiscal Year Ended September 30,
	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	16.70	6.49	6.74	6.16	9.41

DESCRIPTION OF THE COMMON UNITS

The Common Units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to our common unitholders for disbursements of our cash distributions. We will indemnify each of the transfer agent, its agents and their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities, and any transfers of common units are subject to the laws governing the transfer of securities.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to common unitholders of record on the applicable record date.

Definition of Available Cash

Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for future distributions to our partners for any one or more of the next four quarters;

•

plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to common unitholders. Under our partnership agreement, working capital borrowings are borrowings that are made under a credit agreement, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

General Partner Interest

Our general partner is not entitled to distributions on its non-economic general partner interest.

Incentive Distribution Rights

NRGY holds incentive distribution rights that entitle it to receive 50.0% of the cash we distribute from operating surplus (as defined below) in excess of the initial quarterly distribution. Any such distribution would be in addition to any distributions that NRGY may receive on any common units that it owns.

Operating Surplus and Capital Surplus

General

All cash distributed will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$55 million (as described below); plus

•	all of our cash receipts, excluding cash from interim capital transactions (as defined below under “—Capital Surplus”); plus

•	working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), to pay interest on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below); less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred; less

•	any loss realized on disposition of an investment capital expenditure.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Distributions of Available Cash from Operating Surplus

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter in the following manner:

•	first, 100.0% to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the initial quarterly distribution for that quarter; and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to NRGY in respect of the incentive distribution rights. Please read “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that we do not issue additional classes of equity interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive 50% of quarterly distributions of available cash from operating surplus after the initial quarterly distribution has been achieved. As of the date hereof, NRGY indirectly owns all of our incentive distribution rights and may transfer these rights without the consent of our common unitholders.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 100.0% to all common unitholders, pro rata, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph assumes that we do not issue additional classes of equity interests.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per common unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the initial quarterly distribution will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the initial quarterly distribution after any of these distributions are made, it may be easier for NRGY to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the initial quarterly distribution.

Once we distribute capital surplus on a common unit issued in the initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the initial quarterly distribution will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 50.0% being paid to the holders of common units and 50.0% to IDR holders.

Adjustment to the Initial Quarterly Distribution

In addition to adjusting the initial quarterly distribution to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the initial quarterly distribution; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the initial quarterly distribution and the unrecovered initial unit price would each be reduced to 50.0% of its initial level. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the initial quarterly distribution for each quarter may, in the sole discretion of the general partner, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the common unitholders and the IDR holders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. We will generally allocate any gain to the partners in the following manner:

•

first, 100.0% to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price and (2) the amount of the initial quarterly distribution for the quarter during which our liquidation occurs; and

•	thereafter, 50.0% to the common unitholders, pro rata, and 50.0% to IDR holders.

Manner of Adjustments for Losses

We will generally allocate any loss to the partners in the following manner:

•	first, 50.0% to common unitholders, pro rata, and 50.0% to IDR holders, until the capital accounts of the IDR holders has been reduced to zero; and

•	thereafter, 100.0% to common unitholders, pro rata.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain or loss resulting from the adjustments to the common unitholders and IDR holders in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

DESCRIPTION OF PARTNERSHIP SECURITIES

We may issue additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as shall be established by our general partner in its sole discretion, all without the approval of any limited partners.

With respect to any series of partnership securities, a prospectus supplement and an amendment to our partnership agreement relating to that series of partnership securities will set forth the number of securities, particular designation, relative rights and preferences and the limitations of any series of partnership securities in respect of which this prospectus is delivered. The particular terms of any such series will include the following:

•	the maximum number of securities to constitute the series and the designation and ranking thereof;

•

the annual distribution rate, if any, on securities of the series, whether such rate is fixed or variable or both, the dates from which distributions will begin to accrue or accumulate, whether distributions will be cumulative and whether such distributions will be paid in cash, securities or otherwise;

•

whether the securities of the series will be redeemable and, if so, the price and the terms and conditions on which the securities of the series may be redeemed, including the time during which securities of the series may be redeemed and any accumulated distributions thereof that the holders of the securities of the series will be entitled to receive upon the redemption thereof;

•	the liquidation preference, if any, applicable to securities of the series;

•

the terms and conditions, if any, on which the securities of the series will be convertible into, or exchangeable for, securities of any other class or classes of partnership securities, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; and

•	the voting rights, if any, of the securities of the series.

The prospectus supplement will contain, if applicable, a description of the material U.S. federal income tax consequences relating to the purchase and ownership of the series of partnership securities offered by the prospectus supplement. The transfer agent, registrar and distributions disbursement agent for the partnership securities will be designated in the applicable prospectus supplement. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among us, any subsidiary guarantors and a trustee.

Inergy Midstream, L.P. may issue debt securities in one or more series, and NRGM Finance Corp. may be a co-issuer of one or more series of debt securities. NRGM Finance Corp. was incorporated under the laws of the State of Delaware in November 2012, is wholly owned by Inergy Midstream, L.P. and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section “Description of Debt Securities,” the terms “we,” “us,” “our” and “issuers” refer jointly to Inergy Midstream, L.P. and NRGM Finance Corp., and the terms “Inergy Midstream, L.P.” and “NRGM Finance” refer strictly to Inergy Midstream, L.P. and NRGM Finance Corp., respectively.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether NRGM Finance will be a co-issuer of the debt securities;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of Inergy Midstream, L.P. specified in the prospectus supplement will unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by substantially all of the domestic subsidiaries of Inergy Midstream, L.P. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of Inergy Midstream, L.P.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer’s assets, including:

•

the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia; provided that NRGM Finance may not merge into or consolidate with another entity other than a corporation satisfying such requirement for so long as Inergy Midstream, L.P. is not a corporation;

•	the remaining or acquiring entity must assume the issuer’s obligations under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default (as defined under “—Events of Default and Remedies” below) may exist.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture, except in the case of a lease of all or substantially all of the issuer’s assets.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of the holders of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the principal of or extend the fixed maturity of any debt security;

•

reduce any premium payable upon redemption or change any redemption date with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive a past Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities or in respect of an indenture provision that cannot be modified without the consent of each affected holder;

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

•	impair the right of any holder to receive any payment on its debt securities on or after the due date therefor or to institute suit for the enforcement of any such payment;

•	except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner adverse to the holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to provide for the assumption of an issuer’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s assets;

•

in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of Inergy Midstream, L.P.;

•	to add or release guarantors pursuant to the terms of the indenture;

•	to make any change that does not adversely affect the rights under the indenture of any holder of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to add any additional covenants or Events of Default with respect to all or any series of debt securities; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

“Event of Default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 30 days of the due date, interest on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure to perform any other covenant in the indenture that continues for 60 days after written notice is given to the issuers or guarantors, as applicable;

•	certain events of bankruptcy, insolvency or reorganization of an issuer or guarantor;

•	if such series is entitled to the benefits of a guarantee, such guarantee ceases to be in full force (except as otherwise provided in the indenture) or is declared void in a judicial proceeding; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the interests of the holders.

If an Event of Default described in the fifth bullet point above occurs in respect of either issuer, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders, as such, of either issuer, the general partner of Inergy Midstream, L.P. or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture, the debt securities or any guarantee or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers may act as paying agent or registrar.

If a holder of debt securities has given timely wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the office of the paying agent, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration or exchange.

We will not be required to:

•

issue, register the transfer of, or exchange debt securities of a series called or being called for redemption or during a period of 15 days prior to the mailing of notice of redemption of debt securities of that series; or

•	register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. The definition of “Senior Indebtedness” will be set forth in the related prospectus supplement. If the subordinated debt securities are guaranteed by any of the subsidiaries of Inergy Midstream, L.P., then the guarantees will be subordinated on like terms.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property (or any guarantor or its property) is involved in any liquidation, bankruptcy or similar proceeding;

•

we fail to pay the principal, interest, any premium or any other amounts on any of our Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•

any other default on any of our Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that we or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue certificates to each holder, except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for several million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

We will wire all payments on the global debt securities to DTC. We, any guarantor and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, any guarantor, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee, any guarantor or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•	an Event of Default occurs and DTC notifies the trustee of its decision to exchange the global debt security for certificated debt securities.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited with the trustee as trust funds cash, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. Unless we otherwise specify in the applicable prospectus supplement, the initial trustee for each series of debt securities will be U.S. Bank National Association. We may maintain a banking relationship in the ordinary course of business with U.S. Bank National Association and one or more of its affiliates.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if It Is Our Creditor

Each indenture will contain certain limitations on the right of the trustee, in the event that it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Considerations.”

Organization and Duration

On November 14, 2011, Inergy Midstream, LLC converted from a Delaware limited liability company to a Delaware limited partnership and changed its name to “Inergy Midstream, L.P.” Inergy Midstream, L.P. will have a perpetual existence unless terminated pursuant to the terms of its partnership agreement.

Purpose

Our purpose under our partnership agreement is to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law. However, our general partner may not cause us to engage in any business activity that it determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of the operation, development and acquisition of natural gas and NGL storage and transportation assets and related assets, our general partner may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to IDR holders in respect of the incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Common unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Voting Rights

The following is a summary of the unitholder vote required for each of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right. Please read “—Issuance of Additional Interests.”

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the common unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	No approval right. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding common units, including common units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits, actions or proceedings to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited liability company or limited partnership statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of our limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units (including common units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•

are required to effect the intent expressed in the final prospectus related to our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of a unit majority. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger, consolidation or conversion without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide our limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger, consolidation or conversion, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership pursuant to the provisions of the Delaware Act; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

At any time, our general partner may withdraw as our general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

Under circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, NRGY may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our common unitholders.

Transfer of Incentive Distribution Rights

At any time, NRGY may sell or transfer all or part of its incentive distribution rights to an affiliate or third party without the approval of our common unitholders.

Upon the transfer of incentive distribution rights in accordance with our partnership agreement, each transferee of incentive distribution rights will be admitted as a limited partner with respect to the incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with this offering.

In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred incentive distribution rights. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Until an incentive distribution right has been transferred on our books, we may treat the record holder of the right as the absolute owner for all purposes, except as otherwise required by law.

We may, at our discretion, treat the nominee holder of incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Incentive distribution rights are securities, and any transfers of incentive distribution rights are subject to the laws governing the transfer of securities.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NRGM GP, LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 85% of our then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the average of the daily closing prices per limited partner interest of the class purchased for the 20 consecutive trading days immediately prior to the date three days before the date our general partner first mails notice of its election to purchase those limited partner interests; and

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased during the 90-day period preceding the date that the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a common unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a common unitholder of the exercise of this call right are the same as a sale by that unitholder of its common units in the market. Please read “Material Tax Considerations—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the common unitholders may be taken either at a meeting of the common unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the common unitholders may be called by our general partner or by common unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the common unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by NRGY and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights, in their capacity as such, shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by NRGY and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of common unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units as a single class, and such incentive distribution rights shall be treated in all respects as common units when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and common units will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of common units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under “—Limited Liability,” the common units will be fully paid, and common unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of the partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance covering liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes, our fiscal year ends on September 30. For U.S. federal income tax purposes, our taxable year ends on December 31.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our common unitholders will depend on their cooperation in supplying us with specific information. Every common unitholder will receive information to assist such unitholder in determining its U.S. federal and state tax liability and in filing its U.S. federal and state income tax returns, regardless of whether such unitholder supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at such partner’s own expense, have furnished to it:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed;

•	information regarding the status of our business and our financial condition; and

•	any other information regarding our affairs as our general partner determines is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of NRGM GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to Inergy Midstream, L.P. and our subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins, L.L.P. and are based on the accuracy of representations made to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (as determined for U.S. federal income tax purposes), whose functional currency is the U.S. dollar and who hold units as a capital asset (generally, property that is held as an investment). This section has only limited applicability to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from their ownership or disposition of its units.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest by the IRS of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, the costs of any contest with the IRS, including legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of an investment in us may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements of law and legal conclusions contained in this section, except as described below or otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of Inergy

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for U.S. federal income taxes. Instead, as described in detail below, each of our unitholders will be required to take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder unless the amount of cash distributed exceeds the unitholder’s adjusted U.S. federal income tax basis in its units.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be treated as corporations for U.S. federal income tax purposes. Under a “Qualifying Income Exception” however, if 90% or more of the partnership’s gross income for every taxable year consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes. Qualifying income includes income and gains derived from the wholesale and retail marketing and transportation of propane and the transportation, marketing and processing of certain other natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that constitutes qualifying income. We estimate that less than 6% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be classified as a partnership for federal income tax purposes for the current year. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for U.S. federal income tax purposes;

(b) Each hedging transaction that we treat as resulting in qualifying income has been appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined result in qualifying income; and

(c) For each taxable year since the year of our initial public offering, more than 90% of our gross income has been income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations are true and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception and then distributing that stock in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders Accordingly, Our taxation as a corporation would materially reduce the cash available for distribution to our unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in our units, and thereafter (iii) as taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of Inergy, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of Inergy for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of short sales, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our corporate subsidiary, we will not pay any U.S. federal income tax Rather, each unitholder will be required to report on its federal income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution from us.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described under “—Disposition of Units” below.

Any reduction in a unitholder’s share of our liabilities will be treated as a distribution of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder’s share of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code (“Section 751 Assets”). To the extent of such reduction, a unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units plus its share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and by any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it from us, by its share of our losses, by any decreases in its share of our nonrecourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because such unitholder’s share of our losses will be limited to the lesser of (i) the tax basis such unitholder has in its units, and (ii) in the case of a unitholder who is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of the gain recognized can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In general, a unitholder will be at risk to the extent of its U.S. federal income tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than (except as set forth above) as a result of increases or decreases in the unitholder’s share of our liabilities.

In addition to the basis and at risk limitations on the deductibility of losses, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts and some closely held corporations and personal service corporations from “passive activities,” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including its investments or a unitholder’s investments in other publicly-traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when it disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders for purposes of the investment interest expense limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our limited partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to make corresponding adjustments to later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our limited partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated under the principles of Section 704(c) of the Internal Revenue Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (“Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our unitholders holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	its relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be considered as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction with respect to those units would not be reportable by the lending unitholder; and (ii) any cash distributions received by the unitholder as to those units would be fully taxable as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts applies for tax years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code that permits us to adjust the U.S. federal income tax bases in our assets as to a specific purchaser of our units under Section 743(b) of the Internal Revenue Code. The Section 743(b) adjustment separately applies to a purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal allocation of the Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under section 167 of the Internal Revenue Code may give rise to differences in the taxation of unitholders purchasing units directly from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of our units, even if inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to a lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We generally use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets.

If we dispose of depreciable property by sale, foreclosure or otherwise, all of a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interests in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.” In addition, we may not be entitled to any amortization deductions with respect to certain goodwill or other intangible properties conveyed to us or held by us at the time of any future offering. Please read “—Uniformity of Units.”

The costs we incurred in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial U.S. federal income tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income per year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Treasury Department and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of our method of allocating income and deductions among unitholders whose interests vary. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for a quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells any of its units generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure for publicly traded partnerships that have constructively terminated, the IRS may allow us to provide unitholders with a single Schedule K-1 for the tax year in which the termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred and therefore failed to file our tax returns consistent with a termination. Moreover, a termination may accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our limited partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-resident aliens and non-U.S. corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of units. As a consequence, they will be required to file U.S. federal income tax returns to report their shares of our income, gain, loss or deduction and pay federal income tax at regular rates on their shares of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or other applicable form in order to obtain credit for these withholding taxes.

In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity.” That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” part or all of a non-U.S. unitholder’s gain may be treated as effectively connected with that unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we, nor Vinson & Elkins L.L.P. can assure unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of its own return. Any audit of a unitholder’s return could result in adjustments not related to our returns.

Publicly traded partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.

The Internal Revenue Code requires that one of our partners be designated as our “Tax Matters Partner.” Our partnership agreement designates our general partner as our Tax Matters Partner. The Tax Matters Partner is entitled to extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a person that is not a U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An addition to tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that underpayment and that the taxpayer acted in good faith regarding that underpayment.

State, Local and Non-U.S. Tax Considerations

In addition to U.S. federal income taxes, unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in those jurisdictions. We currently conduct business or own property in several states, most of which impose personal income taxes on individuals. Most of these states also impose an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it under applicable law.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

PLAN OF DISTRIBUTION

We may sell securities described in this prospectus and any accompanying prospectus supplement through underwriters, through broker-dealers, through agents or directly to one or more investors.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

Because Inergy, L.P. is deemed to be an “underwriter” under the Securities Act, each time the common units owned by Inergy, L.P. are sold pursuant to this prospectus, Inergy, L.P. is required to provide you with this prospectus and the related prospectus supplement containing specific information about Inergy, L.P. and the terms of the common units being offered in the manner required by the Securities Act.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under the registration statement of which this prospectus forms a part;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales. The selling unitholders may make sales of the common units on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions.

If we or the selling unitholders use underwriters or dealers in the sale, they will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may sell the securities through agents designated by us from time to time. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the internet, to sell offered securities directly.

We or the selling unitholders may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

We or the selling unitholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with FINRA Rule 2310.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to 10,714,283 common units by the selling unitholders identified below.

The common units were issued to the selling unitholders on December 7, 2012 pursuant to a Common Unit Purchase Agreement, dated as of November 3, 2012.

The following table sets forth information about the maximum number of common units that may be offered from time to time by each selling unitholder under this prospectus. The selling unitholders identified below may currently hold or acquire at any time common units in addition to those registered hereby. In addition, the selling unitholders identified below may sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of common units that will be held by the selling unitholders upon termination of this offering.

Information concerning the selling unitholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

To our knowledge, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of units. Because each selling unitholder may sell all or a portion of the common units registered hereby, we cannot estimate the number or percentage of common units that each selling unitholder will hold upon completion of the offering.

We have prepared the table and the related notes based on information supplied to us by the selling unitholders on or prior to December 28, 2012. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the common units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

Selling Unitholder	Common Units Owned	Common Units That May be Offered Hereby
ClearBridge Energy MLP Opportunity Fund Inc.(2)	190,476	190,476
Eagle Income Appreciation Partners, LP(3)	245,714	245,714
Eagle Income Appreciation II LP(3)	230,476	230,476
Nuveen Energy MLP Total Return Fund(4)	649,351	649,351
Fiduciary/Claymore MLP Opportunity Fund(5)	180,375	180,375
FAMCO MLP & Energy Income Fund(6)	162,338	162,338
FAMCO MLP & Energy Infrastructure Fund(7)	18,037	18,037
Teachers’ Retirement System of Oklahoma(8)	180,375	180,375
Kayne Anderson MLP Investment Company(9)	1,904,762	1,904,762
Kayne Anderson Energy Development Company(9)	238,095	238,095
KA First Reserve, LLC(9)	1,904,762	1,904,762
Kayne Anderson Midstream/Energy Fund, Inc.(9)	190,476	190,476
Nationwide Mutual Insurance Company(9)	952,381	952,381
Kayne Anderson Midstream Institutional Fund, LP(10)	238,095	238,095
Kayne Anderson MLP Fund, LP(10)	476,190	476,190
Kayne Anderson Capital Income Partners (QP), LP(10)	190,476	190,476
Texas Mutual Insurance Company(10)	71,429	71,429
MTP Energy Master Fund Ltd.(11)	833,333	833,333
Salient MLP & Energy Infrastructure Fund, Inc.(12)	198,333	198,333
Salient Midstream & MLP Fund(12)	277,857	277,857
The Northwestern Mutual Life Insurance Company(13)	190,476	190,476
Tortoise Energy Infrastructure Corporation(14)	547,619	547,619
Tortoise Energy Capital Corporation(14)	214,286	214,286
Tortoise North American Energy Corporation(14)	23,809	23,809
Tortoise MLP Fund, Inc.(14)	321,429	321,429
Tortoise Pipeline & Energy Fund, Inc.(14)	83,333	83,333

1.	ClearBridge Investments, LLC (formerly known as ClearBridge Advisors, LLC) has sole voting power and investment power over the common units held by the ClearBridge Energy MLP Opportunity Fund Inc. (“ClearBridge Fund”), and Richard Freeman, Chris Eades, Michael Clarfeld and Peter Vanderlee have control over ClearBridge Investments, LLC, each as a managing director. ClearBridge Fund is affiliated with Legg Mason Investor Services, LLC, Royce Fund Services, Inc. and Carnes Capital Corporation, all FINRA registered broker-dealers. ClearBridge Fund acquired its common units through the ordinary course of its business, and has not had and does not have any agreements or understandings with its affiliated broker-dealer or any other parties, directly or indirectly, to distribute the common units.
2.	Eagle Global Advisors, LLC has sole investment power and voting power over the common units held by the selling unitholder. Edward R. Allen III, Thomas N. Hunt III, Steven S. Russo, John F. Gualy and Malcom S. Day are the controlling owners of Eagle Global Advisors, LLC. The selling unitholder is not a registered broker dealer and is not an affiliate of a registered broker dealer.
3.

FAMCO MLP, a division of Advisory Research, Inc. (“FAMCO MLP”), has sole investment and voting power over the common units owned by Nuveen Energy MLP Total Return Fund (“JMF”). Quinn Kiley and James Cunnane, Jr. have control over JMF as portfolio managers. JMF is not a registered broker dealer but is an affiliate of registered broker dealers. Piper Jaffray & Co. is a registered broker dealer affiliate of the sub-adviser, FAMCO MLP. Nuveen Investments LLC and U.S. Bancorp are affiliated registered broker dealers of the adviser to JMF. JMF acquired the common units through the ordinary course of business, and JMF has not had and does not have any agreements or understandings with any broker-dealers, directly or indirectly, to distribute the common units.
4.	FAMCO MLP has sole investment and voting power over the common units owned by Fiduciary/Claymore MLP Opportunity Fund (“FMO”). Quinn Kiley and James Cunnane, Jr. have control over FMO as portfolio managers. FMO is not a registered broker dealer but is an affiliate of registered broker dealers. The following registered broker dealers are affiliates of the advisor to FMO: Channel Capital Group LLC, Security Distributors Inc., Guggenheim Investor Services LLC, Guggenheim Securities LLC and Ryder Distributors. Piper Jaffray &. Co. is an affiliated registered broker dealer of the sub-advisor to FMO. FMO acquired the common units through the ordinary course of business, and FMO has not had and does not have any agreements or understandings with any broker-dealers, directly or indirectly, to distribute the common units.
5.	FAMCO MLP has sole investment and voting power over the common units owned by FAMCO MLP & Energy Income Fund (“INFIX”). Quinn Kiley and James Cunnane, Jr. have control over INFIX as portfolio managers. INFIX is not a registered broker dealer but is an affiliate of registered broker dealers. Piper Jaffray & Co. is a registered broker dealer affiliate of the adviser, FAMCO MLP. Grand Distribution Services, LLC and Foreside Fund Services, LLC are affiliated registered broker dealers of INFIX. INFIX acquired the common units through the ordinary course of business, and INFIX has not had and does not have any agreements or understandings with any broker-dealers, directly or indirectly, to distribute the common units.
6.	FAMCO MLP has sole investment and voting power over the common units owned by FAMCO MLP & Energy Infrastructure Fund (“MLPPX”). Quinn Kiley and James Cunnane, Jr. have control over MLPPX as portfolio managers. MLPPX is not a registered broker dealer but is an affiliate of registered broker dealers. Piper Jaffray & Co. is a registered broker dealer affiliate of the adviser, FAMCO MLP. Grand Distribution Services, LLC and Foreside Fund Services, LLC are affiliated registered broker dealers of MLPPX. MLPPX acquired the common units through the ordinary course of business, and MLPPX has not had and does not have any agreements or understandings with any broker-dealers, directly or indirectly, to distribute the common units.
7.	FAMCO MLP has sole investment and voting power over the common units owned by Teachers’ Retirement System of Oklahoma (“OTRS”). Quinn Kiley and James Cunnane, Jr. have control over OTRS as portfolio managers. OTRS is not a registered broker dealer and is not an affiliate of a registered broker dealer. Piper Jaffray & Co. is a registered broker dealer affiliate of FAMCO MLP, adviser to OTRS. OTRS acquired the common units through the ordinary course of business, and OTRS has not had and does not have any agreements or understandings with any broker-dealers, directly or indirectly, to distribute the common units.
8.	KA Fund Advisors, LLC (“KAFA”) has investment power and voting power as manager of the selling unitholder. Richard Kayne is the controlling owner of KAFA. The selling unitholder is affiliated with KA Associates, Inc. (“KAA”), a FINRA-registered broker-dealer, through common ownership. The selling unitholder does not direct client transactions to KAA. The selling unitholder acquired the common units in the ordinary course of business, and does not currently have, nor has it had previously, any agreements or understandings with KAA or any other broker-dealer, directly or indirectly, to distribute the common units.
9.	Kayne Anderson Capital Advisors, L.P. (“KACALP”) has investment power and voting power as manager of the selling unitholder. Richard Kayne is the controlling owner of KACALP. The selling unitholder is affiliated with KA Associates, Inc. (“KAA”), a FINRA-registered broker-dealer, through common ownership. The selling unitholder does not direct client transactions to KAA. The selling unitholder acquired the common units in the ordinary course of business, and does not currently have, nor has it had previously, any agreements or understandings with KAA or any other broker-dealer, directly or indirectly, to distribute the common units.
10.

Magnetar Financial LLC is the general partner of the investment manager of the selling unitholder and has voting power and investment power over the common units held by the selling unitholder. Alec Litowitz has voting power over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole member of the selling unitholder. As such, each of Magnetar Financial LLC and Mr. Litowitz may be deemed to have beneficial ownership of the common units held by the selling unitholder. The selling unitholder is not a registered broker dealer and is not an affiliate of a registered broker dealer.
11.	Salient Capital Advisors, LLC serves as the selling unitholder’s investment adviser and holds voting and dispositive power with respect to the common units held by the selling unitholder. Gregory A. Reid, Managing Director and President of MLP Business, and Lee Partridge, Chief Investment Officer, have control over the selling unitholder as officers of Salient Capital Advisors, LLC. Salient Capital Advisors, LLC is a wholly-owned subsidiary of Salient Partners, L.P., and Salient Capital Advisors, LLC is a registered investment adviser with the Securities and Exchange Commission. Salient Capital Advisors, LLC is affiliated with Salient Capital, L.P., a FINRA registered broker-dealer. The selling unitholder acquired the common units in the course of ordinary business. Presently and at the time of the selling unitholder’s acquisition of the common units, there is no agreement or understanding, directly or indirectly, to distribute the common units. The selling unitholder is not a registered broker dealer.
12.	Mason Street Advisors, LLC (“MSA”), a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is the investment adviser to Northwestern Mutual with respect to the common units. MSA therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Mary Linehan is a portfolio manager for MSA and manages the portfolio which holds the common units and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not be construed as an admission that Ms. Linehan is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

Northwestern Mutual and its affiliates may, in the ordinary course of business, provide insurance or investment-related products to, or take part in transactions involving the real property of, the Company or its affiliates. However, Northwestern Mutual does not concede that the foregoing necessarily constitutes material relationships under Item 507 of Regulation S-K that must be disclosed in the prospectus.

Northwestern Mutual is an affiliate of certain U.S. registered broker-dealers; however, Northwestern Mutual acquired the common units through the ordinary course of business and, at the time of the acquisition, had no agreements or undertakings, directly or indirectly, with any party to distribute its common units subject to this registration statement.

13.	Tortoise Capital Advisors, LLC (“TCA”) serves as the investment adviser to the selling unitholder. Pursuant to an Investment Advisory Agreement entered into with the selling unitholder, TCA holds voting and dispositive power with respect to the common units held by the selling unitholder. The Investment Committee, comprised of the five managing directors of TCA, holds voting and dispositive power with respect to these common units. The Investment Committee consists of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte. TCA is not a registered broker-dealer, but is under common control with an affiliated broker-dealer, Montage Securities, LLC. The selling unitholder acquired its common units through the ordinary course of its business, and TCA represents that, at the time of its acquisition of the common units, the selling unitholder had no agreements or understandings, directly or indirectly, to distribute these common units.

INERGY, L.P.

We were formed by Inergy, L.P. in September 2004. On November 14, 2011, Inergy, L.P. converted us into a Delaware limited partnership in connection with our initial public offering pursuant to an effective registration statement on Form S-1(SEC File No. 333-1764445), which closed on December 21, 2011. At the time of our initial public offering, as part of a recapitalization of its initial interest in us, Inergy, L.P. obtained 56,398,707 of our common units. This prospectus covers the sale of up to 56,398,707 common units owned by Inergy, L.P., which may be sold from time to time, in one or more offerings.

Because Inergy, L.P. is deemed to be an “underwriter” under the Securities Act, each time the common units owned by Inergy, L.P. are sold pursuant to this prospectus, Inergy, L.P. is required to provide you with this prospectus and the related prospectus supplement containing specific information about Inergy, L.P. and the terms of the common units being offered in the manner required by the Securities Act.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us and the selling unitholders by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

Inergy Midstream, L.P.

The consolidated financial statements of Inergy Midstream, L.P. appearing in Inergy Midstream L.P.’s Annual Report on Form 10-K for the year ended September 30, 2012 (including the schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Rangeland Energy, LLC

The consolidated financial statements of Rangeland Energy, LLC as of December 31, 2011 and 2010 and for the period from October 19, 2009 to December 31, 2011 and from October 19, 2009 to December 31, 2010 appearing in the Inergy Midstream, L.P. Current Report on Form 8-K filed with the SEC on November 26, 2012 have been audited by Weaver and Tidwell, L.L.P., independent auditors, as set forth in their report thereon and included therein. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Inergy Midstream, L.P.

11,000,000 Common Units

Representing Limited Partner Interests

Prospectus Supplement

                    , 2013

Barclays

BofA Merrill Lynch

Morgan Stanley

Wells Fargo Securities

Citigroup

J.P. Morgan

RBC Capital Markets

Credit Suisse

Raymond James